Exhibit 10.1

Wausau Paper Corp.

2010 Equity Incentive Compensation Plan

A portion of each individual officer’s grant, referred to below as the “Retention Award,” will vest upon meeting certain criteria relating to continued employment with the Company.  The remaining portion of the grant, referred to below as the “Performance Incentive,” will vest upon meeting both performance and continued employment criteria.  The maximum potential award for the CEO, chief financial officer, and each of the other executive officers with segment operating responsibility is described in the “Total Opportunity” column below.

	Performance Units Granted
	Retention Award*	Maximum Performance Incentive**	Total Opportunity

CEO	17,796	53,388	71,184

Executive Vice President, Finance	6,775	20,326	27,101

Senior Vice President, Towel & Tissue	4,631	15,437	20,068

Senior Vice President, Paper	4,696	15,652	20,348

   *The Retention Award is a grant of performance units equal to a specified percentage of base salary, which vests and is converted to a right to receive common stock (or, in the Compensation Committee’s discretion, cash with an equivalent value) based on continuous employment with the Company (in the same position or in a position with greater authority) through January 4, 2012.

**The Performance Incentive is a grant of performance units equal to a specified percentage of base salary.  These performance units may vest and be converted to a right to receive common stock (or, in the Compensation Committee’s discretion, cash with an equivalent value) based on (1) continuous employment with the Company (in the same position or in a position with greater authority) through January 4, 2012; and (2) the Company’s achieving levels of Return on Capital Employed (“ROCE”) ranging from 5% ROCE to 14% ROCE.  For purposes of this plan, ROCE is determined by excluding base gains from timberland sales and adjusting for other extraordinary items (which may include, for example, facility closure charges, one-time expenses associated with certain major capital projects, or other similar items).  ROCE is calculated after incentive compensation expenses have been included.  No shares of common stock or cash will be awarded if earnings are at the bottom of the targeted range of ROCE, and the number of shares of common stock or cash awarded will increase on a pro rata basis to the maximum potential award if ROCE is at the top of the targeted range.